Exhibit 99

Tuesday 18th January 2011

Embargoed until 7 AM

Carphone Warehouse Group plc

Interim Management Statement for Q3 2010-11

EPS expected to be at the top end of existing range

•                  CPW Europe Q3 LFL revenue up 0.7% (UK LFL up 2.3%)

•                  Best Buy Mobile US Q3 connections up 33.6% to 2.2m

•                  Guidance for Best Buy Europe’s full-year profit share from Best Buy Mobile US raised to £90m-£100m (previously £85m-£95m)

•                  Best Buy UK online successfully launched with strong performance to date

•                  Significant customer base growth at Virgin Mobile France with net adds of 74,000

•                  Reiterating financial guidance for the full year with EPS expected to be at the top end of the previously stated 13.5p-14.0p range

Roger Taylor, CEO, said:

“We’ve delivered another good quarter, we’re again raising our guidance for our profit share from Best Buy Mobile US and we now expect full year earnings per share to be at the top end of the range we gave in November. CPW Europe has continued to perform well in a Christmas quarter where sales are traditionally much more weighted towards prepay handsets, the segment where smartphone penetration is still low, and where there have been high levels of price deflation in basic handsets. Best Buy Mobile US continues its strong momentum, demonstrating its winning formula. The online launch at Best Buy UK has gone well, adding to the strong customer satisfaction with our ‘Big Box’ stores, where our planned roll-out continues. Our other joint venture, Virgin Mobile France, is well on track to deliver growth and results in line with guidance.”

Best Buy Europe

Best Buy Europe is our 50:50 joint venture with Best Buy Co., Inc. and comprises:

•                  CPW Europe — predominantly trading under the Carphone Warehouse and Phone House brands;

•                  a profit sharing agreement in Best Buy Mobile US, Best Buy’s mobile phone retailing operations in the US; and

•                  Best Buy UK, the newly launched ‘Big Box’ consumer electronics stores and online platform in the UK, branded Best Buy.

CPW Europe

Like-for-like sales growth was 0.7%, reflecting continued strong smartphone sales in the postpay segment. As anticipated, penetration of smartphones into the prepay category remained relatively modest, and prepay connections were down year-on-year, causing a drop of 7.1% in overall connections. Consistent with previous quarters the UK business performed strongly, with LFL sales growth of 2.3%, helping to offset tough economic conditions in a number of continental European markets.

The ‘Wireless World’ store format continues to perform well, bringing customers the latest and best products and services that the ‘Connected World’ has to offer. We currently have 73 ‘Wireless World’ stores and remain on course to reach our target of 100 by March 2011.

Best Buy Mobile US

Best Buy Mobile delivered another impressive quarter, with connections growth of 33.6% to 2.2m. The business continues to increase the retail estate, rolling out new stand-alone stores and benefitting from an increased allocation of space within Best Buy’s ‘Big Box’ stores. In driving market share, Best Buy Mobile has also invested in promotional activity and marketing, pioneering innovative propositions in the US market.

Best Buy Mobile now has 1,099 stores within a Best Buy store and 158 stand-alone stores. As previously guided, it is well on track to have over 175 stores by the end of the current financial year.

Because of Best Buy Mobile’s continued momentum, we are again increasing our guidance for the full-year profit share, to £90m-100m (previously £85m-95m).

Best Buy UK

The performance of our first six ‘Big Box’ stores in their launch year has reaffirmed our belief in the substantial opportunity that exists within the consumer electronics market for our innovative, deep service-based proposition. The online offering launched before Christmas has seen a strong performance to date, particularly in home appliances, and is generating a high number of customers visiting the interactive site to get information and inspiration about technology before buying. Our planned store roll-out continues and we are broadening our online range throughout the coming year.

Virgin Mobile France

Revenue at Virgin Mobile France, in which we have a 47.1% stake, is in-line with expectations at €94m for the quarter. As anticipated in November, following the successful integration of Tele2 in the first half, Virgin Mobile France has refocused on customer acquisition and had a successful Christmas. Net additions in the quarter were 74,000 (41,000 year-to-date), buoyed by the launch of high-end smartphones, bringing the customer base to 1.76m and placing the business on track to meet the guidance of 50,000-100,000 net adds for the full year.

Outlook

Whilst we remain cautious on the economic environment across Europe, we are well positioned to take advantage of the strong product cycle in mobile phones and the ‘Connected World’. We remain confident in achieving the full year guidance that we set out with our interim results in November and now expect EPS to be at the top end of the existing 13.5p-14.0p range.

Conference call

There will be a conference call for investors and analysts at 9.00 am this morning. The call will also be broadcast on our website, www.cpwplc.com.

Dial-in details - UK/International: +44 (0)20 7806 1953, USA: +1 888 935 4575, passcode 4911330.

A replay will be available until midnight, 24 January 2011.

Replay dial-in details - UK/International +44(0)20 7111 1244, USA +1 347 366 9565, passcode 4911330#.

Next announcement

The Group will publish its Q4 trading update on 5th May 2011.

For further information

For analyst and institutional enquiries

Roger Taylor, CEO	07715 170 090

Nigel Langstaff, CFO	07802 210 248

Kate Ferry, IR Director	07748 933 206

For media enquiries

Shane Conway, Corporate PR Manager	07932 199 659

Anthony Carlisle (Citigate Dewe Rogerson)	07973 611 888

020 7638 9571

Further operating and financial information

Best Buy Europe (100% basis)

	13 weeks to 1 January 2011			39 weeks to 1 January 2011
	2011	2010	% change	2011	2010	% change
Revenue
Total (£m)	1,033	996	3.7%	2,701	2,670	1.2%
LFL			0.7%			1.8%

Connections (000s)
CPW Europe / Best Buy UK	3,486	3,751	(7.1)%	9,235	9,635	(4.1)%
Best Buy Mobile US	2,236	1,674	33.6%	5,254	4,075	28.9%

	At 1 January 2011
	2011	2010	% change
Store numbers
CPW Europe
Own stores	2,211	2,231	(0.9)%
Franchises	229	222	3.2%
Total stores	2,440	2,453	(0.5)%

Best Buy Mobile US
SWAS	1,099	1,068	2.9%
SAS	158	71	122.5%
Total stores	1,257	1,139	10.4%

Best Buy UK
Total stores	6	—	n/a

Virgin Mobile France (100% basis)

	3 months to 31 December 2010			9 months to 31 December 2010
	2011	2010	% change	2011	2010	% change
Revenue (€m) *	94	71	32.5%	282	171	64.7%

* Revenue excludes contributions towards subscriber acquisition costs from network operators and customers, to simplify presentation.

	At 31 December 2010
	2011	2010	% change
Customer base (000s)	1,756	1,685	4.2%